QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

NEWS

[LOGO] Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan Chairman & CEO Main Street Banks (770) 422-2888	Samuel B. Hay III President & COO Main Street Banks (770) 385-2424

MAIN STREET BANKS IDENTIFIES LOAN RELATIONSHIP OUTSIDE COMPANY POLICY

ATLANTA, November 22, 2004. Main Street Banks, Inc. (Nasdaq:MSBK), the largest community banking company in the Atlanta area, announced today that it has identified a problem loan relationship totaling approximately $2.5 million of principal balances that was originated outside its lending policies. The relationship was developed by one lending officer and the loans were made in violation of the Company's policies regarding loan approval authorities, related-party loan limits, collateral requirements and other underwriting standards. The loan officer is no longer employed by the Company.

The Company has significant doubt about collecting the entire principal balance of the loans as a result of an evaluation of the borrowers' business and prospects, the financial strength of the loan guarantors and the estimated value of the collateral securing the loans, which is less than the principal balance of the loans. The Company has determined that the impairment approximates $1.6 million, that it will recognize the impairment currently and that this amount will be included in its provision for loan losses for the fourth quarter ending December 31, 2004. After taxes, the Company's net income for the current quarter is expected to be up to $0.06 per diluted share less than the Company's previous expectations. The Company is actively pursuing all appropriate actions to improve its position on the impaired loans and to reduce the outstanding balances it is owed.

The problem relationship was initially identified through the Company's normal credit review and control functions. In addition, the Company has completed a review of the former officer's loan portfolio and does not expect any other similar problems.

Despite this relationship, the Company's asset quality continues to be strong. For the nine months ending September 30, 2004, Main Street's annualized net charge-offs amounted to 0.11% of net loans, compared to 0.21% for all U.S. banks with assets of $1 to $3 billion as of June 30, 2004, the last available peer information. In addition, the Company's nonperforming assets as a percentage of total assets stood at 0.26% on September 30, 2004, compared to 0.35% for the peer group as of June 30, 2004. Even with the anticipated charge-offs and increase in nonperforming assets associated with this loan relationship, Main Street expects its asset quality measures to remain favorable to its peer group.

Main Street's president and chief operating officer, Samuel B. Hay III, said: "We are pleased that our internal controls were able to identify this problem, thereby enabling this issue to be addressed and resolved quickly and with little impact on our business. We are also pleased that our historically strong asset quality provides us with sufficient capacity to absorb such a loss. We believe that our business remains very sound and we expect our financial results in 2005 to be unaffected by today's action."

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 22 banking centers located in eighteen of Georgia's fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.

Cautionary Statement Regarding Forward Looking Information

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward looking statements herein include, but are not limited to the expected impairment in connection with a loan relationship and the expected effects of such impairment on the Company's financial results, and the Company's review of a former lending officer's loan portfolio. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements, including estimates as to the value of collateral, and the business prospects of the borrowers, guarantors and other obligors under such loans. Results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in market and economic and business conditions; the prospects and performance of these loans and borrowers, as well as other loans made to various borrowers by the former lender, the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the Company's annual report on Form 10-K/A for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.

6

QuickLinks

  EXHIBIT 99.1
MAIN STREET BANKS IDENTIFIES LOAN RELATIONSHIP OUTSIDE COMPANY POLICY